Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 1, 2022
Registration Statement Nos. 333-259868 and 333-259868-04
*PRICING DETAIL* $1.6bn Toyota Motor Credit (TAOT 2022-D) Prime Auto Loan
Issuer : Toyota Auto Receivables 2022-D Owner Trust
Joint Leads : Societe Generale (str), Barclays, JPM, and RBC
Co-Managers : ANZ, CIBC, Commerzbank

-ANTICIPATED CAPITAL STRUCTURE-
	Total	Offered
CLS	SZ($MM)	SZ($MM)	WAL	M/F	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN%	$PX

A-1	326.00	309.70	0.25	P-1/F1+	1-6	05/23	11/23	I-Curv	+34	4.447	4.447	100.00000
A-2-A	298.00	283.10	1.10	Aaa/AAA	6-21	08/24	01/26	I-Curv	+70	5.329	5.27	99.99889
A-2-B	298.00	283.10	1.10	Aaa/AAA	6-21	08/24	01/26	TSFR1M	+69			100.00000
A-3	534.00	507.30	2.55	Aaa/AAA	21-42	05/26	09/27	I-Curv	+84	5.363	5.30	99.99013
A-4	104.00	98.80	3.85	Aaa/AAA	42-48	11/26	04/28	I-Curv	+110	5.501	5.43	99.96856
B	40.00	-----	4.02			**NOT OFFERED**

-Transaction Details-
* Size: $1,600,000,000 (offered size $1,482,000,000)
* BBG Ticker: TAOT 2022-D
* Format: Public/SEC-registered
* ERISA: Class A1:A4-Yes; Class B-No
* RR Compliance: US-Yes; UK-No; EU-No
* Speed: 1.3% ABS to 5% Clean-Up Call
* Ratings: Moody's, Fitch
* Exp. Pricing: Priced
* Exp. Settle: November 8, 2022
* First Pay Date: December 15, 2022
* Min Denoms: $1k x $1k
* B&D: Societe Generale

-Available Materials-
* Prelim Prospectus & FWP: Attached
* CDI: Attached
* Dealroadshow (Term SOFR Overview): www.dealroadshow.com
Password (Case Sensitive): TAOT22D
Direct Link: https://dealroadshow.com/e/TAOT22D
* Intex Deal Name: soctoyot22d_mkt
Password: 3XXB

-Cusips-
A1	89239HAA6
A2A	89239HAB4
A2B	89239HAC2
A3	89239HAD0
A4	89239HAE8
B	89239HAF5

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829